UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 11, 2014

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On March 11, 2014, Microsoft Corporation (“Microsoft”) issued a press release to announce that the Microsoft Board of Directors appointed G. Mason Morfit, age 38, to the Microsoft Board of Directors, effective immediately. Mr. Morfit is the President of ValueAct Capital. Mr. Morfit will serve on the Audit Committee of the Board.

Mr. Morfit will receive the same compensation as other non-employee Microsoft directors as described in the Microsoft 2013 Proxy Statement under “Director compensation.”

As described in Microsoft’s Form 8-K filed on August 30, 2013, Microsoft entered into a Cooperation Agreement with VA Partners I, LLC, ValueAct Capital Master Fund, L.P., ValueAct Co-Invest Master Fund, L.P., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC and Mr. Morfit (collectively, the “ValueAct Group”). Under this agreement Microsoft agreed, at the ValueAct Group’s election, to appoint Mr. Morfit to the company’s Board of Directors at any time commencing with the first regularly scheduled quarterly meeting of the Board after the date of the Company’s 2013 annual meeting of shareholders. The ValueAct Group exercised its rights under the agreement to have Mr. Morfit appointed to the Board.

Mr. Morfit has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Morfit and Microsoft have entered into the standard Microsoft director indemnification agreement, whereby Microsoft agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Microsoft Corporation dated March 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION
(Registrant)

Date: March 11, 2014	/s/ JOHN A. SEETHOFF
John A. Seethoff
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press release dated March 11, 2014